Agreement

Party A:	Shaanxi Longmen Iron & Steel Co., Ltd.

Party B:	Cheng Weigang, Zhang Danli, Xue Minbao, Xi Jiusheng, Wang Lianzhi, Du Dongxing, Zhao Lin, Zuo Jiping, Sun Yaomin

Date: December 12, 2007

Whereas Party A’s board of directors has made a resolution on Party A investing Hancheng Tongxing Metallurgy Co., Ltd., NOW, THEREFORE, the Agreement is made by and between the Parties through negotiation about Party A’s investment in Hancheng Tongxing Metallurgy Co., Ltd. by contributing lands at their appraised value.

1.
It is agreed that Party A invests in Hancheng Tongxing Metallurgy Co., Ltd. by contributing its own land at their appraised value, totally, 217478.47 square meters, about RMB30,227,333 according to the land appraisal report issued by Shaanxi Sanqin Real Estate Appraisal Co., Ltd.

2.	It is agreed that the date of investment shall be November 30, 2007.

3.
It is agreed that, according to the financial statement of Hancheng Tongxing Metallurgy Co., Ltd. in November 2007, the Land shall be converted into shares at about RMB22,744,419 at 1.329:1, except for undistributed profits.

4.
After Party A becomes a shareholder of Hancheng Tongxing Metallurgy Co., Ltd., the registered capital of the company will change into RMB99,944,419.00, of which Party A holds shares valued at RMB22,744,419, accounting for 22.76%.

5.
It is agreed that undistributed profit of Hancheng Tongxing Metallurgy Co., Ltd. in November 2007, totally, RMB51,537,069.36, shall be distributed according to the original share ratio of Party B, Results arising from operation activities as of December 1, 2007 shall be distributed in proportion to the present shares held.

6.
Party B agrees that, by the end of November 30, 2007, anticipated debts, as well as losses from contingent affairs, which are uncovered in the financial statements of Hancheng Tongxing Metallurgy Co., Ltd., shall be held by Party B.

7.
It is agreed that Party A shall appoint three persons and Party B two, to form the board of directors of Hancheng Tongxing Metallurgy Co., Ltd., which may amend the Articles of Association pursuant to this clause.

8.	Party A agrees to, within one month as of the date of the Agreement, transfer the Land under the name of Hancheng Tongxing Metallurgy Co., Ltd..

9.
Any and all disputes arising from performance of or in connection with the Agreement shall be settled first through friendly negotiation; where negotiation fails, either party has the right to bring a lawsuit.

10.
The Agreement comes into effect with signatures and seals of the Parties. The Agreement shall be in five copies, two for Party A, two for Hancheng Tongxing Metallurgy Co., Ltd. and the remaining one for relevant authority.

Party A: Shannxi Longmen Iron & Steel Co., Ltd. ____/s/____

Zhang Danli

Party B:

____/s/_____	____/s/_____	____/s/____

Zhang Danli	Wang Lianzhi	Xue Minbao

____/s/____	____/s/___	____/s/___

Sun Yaomin	Zhao Lin	Xi Jiusheng